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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 11-K

             [ X ] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 (FEE REQUIRED)
            For the fiscal year ended     December 31, 1994
                                       -----------------------

                                       OR

           [   ]  TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
                  SECURITIES AND EXCHANGE ACT OF 1934 (NO FEE REQUIRED)

           For the transition period from_________________to_________________


                Commission file number        000-08076
                                        ---------------------

 A. Full title of the plan and the address of the plan, if different from that of the issuer named below:
               THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN
                38 Fountain Square Plaza, Cincinnati, Ohio 45263


 B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:
                              FIFTH THIRD BANCORP
                38 Fountain Square Plaza, Cincinnati, Ohio 45263
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                       FINANCIAL STATEMENTS AND EXHIBITS


         The following exhibits and financial statements are filed as part of this annual report:

                 Exhibit 23                Independent Auditors' Consent

                 Exhibit 99 Financial Statements and Supplemental Schedules of The Fifth Third Bancorp Master Profit Sharing Plan for the years ended December 31, 1994 and 1993





                                   SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Fifth Third Bank Pension and Profit Sharing Committee has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.




                                                THE FIFTH THIRD BANCORP
                                                MASTER PROFIT SHARING PLAN


                                                    /s/ Michael K. Keating
Date:  June 26, 1995                            By:__________________________

                                                Michael K. Keating
                                                Member, Pension and Profit
                                                Sharing Committee